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                                                                     Exhibit 5.3


26 November 2003

AEB/DI 360 038


Diageo plc
8 Henrietta Place
LONDON W1G 0NB
England

and

Diageo Capital plc
Edinburgh Park
5 Lochside Way
EDINBURGH EH12 9DT
Scotland


Dear Sirs

DIAGEO CAPITAL plc
$7,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF GUARANTEED UNSECURED DEBT SECURITIES (THE "SECURITIES")

We have been requested in our capacity as Scottish solicitors to provide the following opinion in relation to the proposed issuance and sale by Diageo Capital plc, a company incorporated in Scotland (registered number SC40795) and having its registered office at Edinburgh Park, 5 Lochside Way, Edinburgh EH12 9DT, Scotland (the "Company"), of up to $7,000,000,000 aggregate principal amount of its Unsecured Debt Securities (the "Securities"). We are advised that the Securities are to be issued pursuant to the provisions of an Indenture (hereinafter called the "Indenture") among the Company, Diageo plc, a public limited company incorporated under the laws of England and Wales, as Guarantor (the "Guarantor") and Citibank, N.A., as Trustee (the "Trustee") dated said Indenture as of August 3, 1998. The Securities are to be unconditionally guaranteed as to payment of principal and interest by the Guarantor.

In connection with this opinion, we have examined drafts, identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate including a registration statement (the "Registration Statement") on Form F-3 dated the date hereof covering the registration of the Securities under the Securities Act 1933 (the "Act") of the United States of America and a copy of (1) the Indenture and (2) drafts of the form of the Securities. We have also examined a search prepared by Jordans (Scotland) Limited trading as Oswalds, in the Register of Charges and Company File of the Company maintained by the Registrar of Companies in Scotland brought down to 19 October 2003, which search discloses no charges relevant to this transaction over any part of the Company's assets and undertaking, and no notices of liquidation, receivership, appointment of an administrator, winding up or striking off and a Certificate of Good Standing issued by the Registrar of Companies in Scotland on 20 October 2003.

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Based on the foregoing, we are of the opinion that:-

1 the Company is a public limited company duly incorporated, validly existing and registered under the laws of Scotland and has full corporate power and authority in due course to execute, deliver and perform its obligations under the Indenture and the Securities;

2 on the assumption that the Indenture creates valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Indenture from being a valid and binding obligation of the Company subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors' rights;

3 on the assumption that the Securities will have been duly authorised, executed, authenticated, Issued and delivered by the Company and, on the assumption that the Securities will create valid and binding obligations of the parties thereto under New York law, Scottish law will not prevent any provision of the Securities from being a valid and binding obligation of the Company, subject to all limitations resulting from bankruptcy, insolvency, liquidation, receivership, administration or reorganisation of the Company and court schemes, moratoria and similar laws of general application affecting the enforcement of creditors' rights applicable to the Company;

4 the choice of law of the State of New York to govern the Indenture and the Securities is competent in terms of Scottish law and will be recognised and under New York law, will be effective, in so far as the laws of Scotland are concerned to confer valid jurisdiction over the Company; and

5 the Company has the power to submit to and, in due course, to take all necessary corporate action to submit to the jurisdiction of any New York Court.

We are a firm of solicitors qualified to practise as such in Scotland and we are regulated by The Law Society of Scotland. Accordingly we do not express any opinion herein concerning any law other than the laws operative for the time being in Scotland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Enforceability of Certain Civil Liabilities" and "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act.

Yours faithfully




MORTON FRASER